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                                                                  EXHIBIT (e)(7)


                           CHANGE IN CONTROL AGREEMENT
                    AMENDMENT AND STATEMENT OF UNDERSTANDING


                                    RECITALS

A. Executive and the Company entered into a Change in Control Agreement dated________________, which Agreement remains in full force and effect as of the effective date of this Amendment and Statement of Understanding.

B. Executive has been granted a Retention Stock Option Grant dated and effective as of ____________________, pursuant to authority of the Compensation Committee of the Board of Directors of the Company.

C. The effectiveness of the Retention Stock Option Grant is conditioned up Executive executing an agreement with the Company in which Executive acknowledges certain special conditions applicable to the Retention Stock Option Grant under the Change in Control Agreement.

D. This Amendment and Statement of Understanding represents the agreement to be entered into as contemplated in the Retention Stock Option Grant, upon which the effectiveness of the Retention Stock Option Grant is conditioned.


                      TERMS OF AMENDMENT AND UNDERSTANDING

1. To the extent necessary and applicable, and subject to the conditions and limitations noted below, the Change in Control Agreement between Executive and the Company is expressly amended to note that the Retention Stock Option Agreement is not, under the conditions subject to the limitations contained in this Amendment and Statement of Understanding considered as a Stock Option or Right as same is otherwise defined in Section 1.10 of the Change in Control Agreement.

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2.       For the purposes of this Amendment and Statement of Understanding, the conditions of paragraph 1, above regarding the treatment of the Retention Stock Option Agreement under your Change in Control Agreement will only apply to the Retention Stock Option Grant, and only apply for a period of twelve (12) months from the effective date of the Retention Stock Option Grant in relation to an "Exempt Transaction", as defined below.

3. An "Exempt Transaction" is defined as being any transaction, corporate event, business combination, sale of assets, or other comparable change in business operations through which (a) the Company continues to exist in its corporate status, but (b) ceases to operate as a public company with its Common Stock being listed on any established stock exchange or a national market system.

4. The essence of this Amendment and Understanding therefore is that in the event of any Exempt Transaction being consummated prior to the expiration of twelve (12) months from the effective date of the Retention Stock Option Agreement, the Retention Stock Option Grant will not be treated as a Stock Option or Right as same is defined under the Change in Control Agreement. This means that the Retention Stock Option Grant will not be subject to or eligible for any acceleration of vesting under section or provision of the Change in Control Agreement in connection with any Except Transaction being consummated prior to the expiration of twelve (12) months from the effective date of the Retention Stock Option Agreement.

5. Except as expressly modified or amended by this Amendment and Statement of Understanding, the Change in Control Agreement remains in full force and effect.


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XIRCOM, INC.                                         EXECUTIVE


By:                                        By:
    ---------------------------------          ---------------------------------
        Dirk I. Gates, President                           Signature


By:
    ---------------------------------          ---------------------------------
                                               Address


                                               ---------------------------------
                                               City, State and Zip Code


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